BROADBAND TECHNOLOGIES, INC.
                  FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------
                  BROADBAND TECHNOLOGIES SUBMITS PLAN TO NASDAQ

Research Triangle Park, NC -- October 13, 1998 - BroadBand Technologies, Inc. submitted a plan for achieving and maintaining Nasdaq National Market Maintenance Standards. The plan was submitted Friday, October 9, 1998. As disclosed in its 2nd quarter 1998 10Q filing, Nasdaq had informed the company that unless a plan for achieving long-term compliance was submitted and accepted, the company's stock would be delisted from the Nasdaq National Market. A hearing with a panel authorized by Nasdaq's Board of Governors, will follow the submittal of the plan. The hearing is scheduled for October 23, 1998.

To assist in the evaluation and execution of various alternatives to enhance shareholder value, BroadBand retained CIBC Oppenheimer Corp. as its financial advisor. When the plan, developed with the assistance of Oppenheimer, is implemented BroadBand believes it will satisfy the listing requirements for Nasdaq National Market securities. According to David E. Orr, CEO, BroadBand Technologies, the company is optimistic that, with implementation of the new plan, the BroadBand will be able to maintain its Nasdaq listing. He cautioned however, that there can be no assurance that Nasdaq will not delist the company prior to implementation of its plan or that the company will be able to implement the plan.

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BroadBand Continued

Although BroadBand is unable to predict when Nasdaq will rule on the request, it is likely to be within one month after the October 23 hearing. If the plan is denied or a temporary exception is not granted, it is expected that BroadBand's common stock would be delisted from the Nasdaq. Subsequently, quotes for its shares would be available on the OTC Bulletin Board.

This release contains forward-looking statements about the company's performance, including its ability to achieve and maintain Nasdaq's National Market Maintenance Standards. The company's Form 10K, Form 10Qs and other documents on file with the Securities and Exchange Commission identify important factors which could cause actual results to differ materially from those indicated by forward-looking statements. However, forward-looking statements are beyond the ability of the company to control and in many cases the company cannot predict all factors that would cause actual results to differ materially from those indicated by the forward-looking statements.

BroadBand Technologies, Inc. is a communications equipment company that manufactures and markets integrated network access platforms for the telecommunications industry.

Contact:    Rick Jones
            BroadBand Technologies
            (919) 405-4608


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